Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President – Corporate and Investor Relations
Phone:	847.735.4612

BRUNSWICK REPORTS LOSS OF $0.07 PER DILUTED SHARE,
INCLUDING $0.59 OF RESTRUCTURING CHARGES, FOR SECOND QUARTER

LAKE FOREST, Ill., July 24, 2008 – Brunswick Corporation (NYSE: BC) reported today a net loss of $6.0 million, or $0.07 per diluted share, for the second quarter of 2008, compared with net earnings of $56.9 million, or $0.63 per diluted share, from continuing operations for the same period a year ago.  The second quarters of 2008 and 2007 include restructuring charges of $83.1 million, or $0.59 cents per diluted share, and $1.1 million, or $0.01 per diluted share, respectively.  The 2008 charges are primarily for costs associated with previously announced actions aimed at resizing the company and reducing fixed costs by $300 million versus 2007 spending levels by the end of 2009.
“We commend our employees for the strong results that were achieved in the quarter during difficult economic conditions,” explained Dustan E. McCoy, Brunswick chairman and chief executive officer.  “We believe these results underscore the inherent strengths of our brands, market position and operating and financial management expertise.  They further reflect our employees’ ability to efficiently operate the business while making progress against restructuring and strategic initiatives designed to benefit Brunswick, our dealers and our shareholders over the long-term.”

Second Quarter Results
For the quarter ended June 28, 2008, net sales decreased to $1,485.4 million, down 2 percent from $1,522.9 million a year earlier.  “Increased sales of commercial fitness equipment, bowling products and from our retail bowling centers, as well as 19 percent growth in non-U.S. sales, helped offset the decline in sales of marine products in the United States,” McCoy explained.
The company had an operating loss of $17.2 million for the second quarter of 2008, which includes the previously mentioned $83.1 million of restructuring charges, compared with operating earnings of $86.3 million in the year-ago quarter, including the $1.1 million of restructuring charges.  The charges in both years were primarily for asset impairments, severance costs and plant shutdown expenses.
For the quarter, the company reported a net loss of $6.0 million, or $0.07 per diluted share, down from net earnings of $56.9 million, or $0.63 per diluted share, from continuing operations for the second quarter of 2007.  Diluted earnings per share for the second quarter of 2008 include restructuring charges of $0.59 per diluted share, as well as tax benefits and a gain on an investment sale totaling $0.04 per diluted share.   Diluted earnings per share for the second quarter of 2007 include $0.01 per diluted share of restructuring charges.
“The company continues to generate positive free cash flow, which provides us with significant liquidity and financial flexibility.  At quarter end, we had $393 million of cash, up from $267 million at the end of the last quarter,” McCoy said.

Boat Segment
The Brunswick Boat Group comprises the Boat segment and produces fiberglass and aluminum boats and marine parts and accessories, as well as offers dealer management systems.  The Boat segment had net sales for the second quarter of 2008 of $687.9 million, down 6 percent from $732.8 million in the second quarter of 2007.  For the quarter, the segment had an operating loss of $37.7 million, including restructuring charges of $38.2 million, versus operating earnings of $19.3 million, including $1.0 million of restructuring charges, reported in the second quarter of 2007.

“Sales outside of the United States for the segment were up 35 percent in the quarter, which helped offset the effect of both lower unit volume and exiting certain saltwater and high-performance brands,” McCoy said.  “Sales also benefited from a shift in product mix, higher prices and contributions from Boston Whaler, Hatteras Yachts and several outboard boat brands.  Meanwhile, overall operating earnings for the Boat Group were adversely affected by the restructuring charges, in addition to the effect of reduced fixed-cost absorption on lower production volume.”
During the quarter, McCoy noted, Brunswick boat brands continued to solidify their positions in the market, introducing scores of new or updated models and features, including the new SC47, Sealine’s new flagship sport convertible yacht, at Europe’s Southampton and Genoa boat shows. The SC47 is among the first new models emanating from Brunswick’s platform design initiative, aimed at sharing common below-deck features and equipment, while still providing attractive, market-relevant styling.  Also recently, Sea Ray’s popular 205 Sport was selected a ‘best buy’ by Consumers Digest, and a dozen Brunswick boat brands were cited as winners of the annual Customer Satisfaction Index industrywide rating by the National Marine Manufacturers Association.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, reported net sales of $643.5 million in the second quarter of 2008, down 4 percent from $669.6 million in the year-ago quarter.  Operating earnings in the second quarter decreased to $54.4 million versus $80.3 million, and operating margins declined to 8.5 percent from 12.0 percent for the same quarter in 2007.
“The segment benefited from growth in non-U.S. sales, which were up 10 percent in the quarter, helping to offset the decline in domestic outboard and sterndrive sales,” McCoy said.  “As in the Boat segment, reduced fixed-cost absorption on lower production, primarily of sterndrive engines, affected operating earnings for the Marine Engine segment.”  The segment recorded $17.0 million of restructuring charges in the quarter.
McCoy added that Mercury’s new Zeus and Axius propulsion systems continue to gain momentum among boat builders.  Further, Mercury was the only engine manufacturer to have three models – the Verado 175 hp, the 15 hp BigFoot, and the 75 hp OptiMax – cited as a ‘best buy’ by Consumers Digest.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness, Hammer Strength and ParaBody fitness equipment.  Fitness segment sales increased 9 percent in the quarter to $156.9 million, up from $144.0 million in the year-ago quarter.  Operating earnings for the quarter totaled $8.2 million, up from $7.4 million for the second quarter of 2007, and operating margins were 5.2 percent versus 5.1 percent a year ago.
“Sales of commercial equipment were up double digits worldwide, as Life Fitness continued to benefit from a number of new products introduced since the beginning of the year,” McCoy explained.  “The strength in commercial equipment helped to offset a decline in the segment’s consumer business.  Operating earnings, which included $1.3 million in restructuring charges, improved slightly as efforts to trim costs and improve productivity continued to show results.”
McCoy also noted that Life Fitness continues to set the pace in style and innovation in fitness equipment as it received three awards in appliance DESIGN magazine's 21st annual excellence in design competition. Products from the company's Elevation™ Series, as well as a new elliptical cross-trainer for the home, were recognized for their innovative design.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of the Brunswick retail bowling centers; bowling equipment and products; and billiards, Air Hockey and foosball tables.  Segment sales in the second quarter of 2008 totaled $110.4 million, up 7 percent compared with $103.2 million in the year-ago quarter.  For the second quarter, the segment had an operating loss of $19.8 million, which included $19.8 million in restructuring charges, versus an operating loss of $2.7 million in the year-ago period.
  “For the quarter, bowling retail sales were up in the high-single digits, mostly attributable to Brunswick Zone XL centers opened in 2007 and 2008,” McCoy said.  “We are also benefiting from higher capital equipment sales, which contributed to the double-digit increase in bowling product sales, as well as continued improvement at our Reynosa, Mexico, bowling ball manufacturing plant.  Billiards sales were under pressure both from the ongoing slump in new housing starts as well as changing dynamics in the market for coin-operated pool tables.”  The operating loss in the second quarter of 2008 was primarily due to restructuring charges for asset impairment and other costs associated with the Valley-Dynamo coin-operated pool table operation.
Two additional Zone XL locations began operations this year, and McCoy pointed out that Brunswick Billiards continued to broaden its product line-up by teaming up with Berkline Furniture to create brand-exclusive home theater seating, providing Brunswick with another avenue into the home entertainment category.

Six-Month Results
For the six months ended June 28, 2008, the company had net sales of $2,832.2 million, down 3 percent from $2,909.0 million for the first half of 2007.  The company had an operating loss of $6.9 million for the first half of 2008, including $105.3 million of restructuring charges, compared with operating earnings of $139.3 million for the corresponding period in 2007, which includes $8.7 million of restructuring charges.  Net earnings from continuing operations for the first six months of 2008 were $7.3 million, or $0.08 per diluted share, down from $91.2 million, or $1.00 per diluted share, for the same period in 2007.  Results for the first six months of 2008 included $0.74 per diluted share of restructuring charges, an $0.11 per diluted share gain on an investment sale, and $0.02 per diluted share of tax benefits.  Results for the year-ago six month period include $0.06 per diluted share of restructuring charges and $0.02 per diluted share of tax benefits.

Looking Ahead
“In addition to our continuing emphasis on introducing new and innovative products across all of our business units, our priorities for the remainder of 2008 are: (1) continuing to lower production levels to achieve reductions in pipeline inventories held by our marine dealers, (2) reducing spending across the company, and (3) implementing the company’s resizing and fixed-cost reduction initiatives announced last month,” McCoy said.  “As we stated in June, most of our fiberglass boat plants will be shut down for one month during the third quarter.  We have also reduced our capital expenditure budget for this year and halted all discretionary spending.  Finally, progress continues on our strategic initiatives.   While we have not provided specific earnings estimates, the magnitude of the scheduled production cuts will result in a loss for the second half of this year.  Nevertheless, given what we know today, we expect to report positive earnings for the full year, excluding restructuring charges.  What we are unable to predict is whether a change in market conditions would necessitate additional production cuts, or the possibility of further write-downs of goodwill or other intangibles.  Heading into the second half, our cash position remains strong, and we are already close to reaching our year-end target of $400 million, which provides us with significant liquidity and financial flexibility.”

Conference Call Scheduled
Brunswick will host a conference call today at 9 a.m. CDT to discuss its financial results.  At that time, McCoy will be joined by Peter G. Leemputte, senior vice president and chief financial officer, and Kathryn J. Chieger, vice president – corporate and investor relations.
The call will be broadcast over the Internet at www.brunswick.com.  To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software.
Security analysts and investors wishing to participate via telephone should call (888) 820-8951 (passcode: Brunswick Q2).  Callers outside of North America should call +1 (210) 234-0024 to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through midnight CDT Thursday, July 31, 2008, by calling (866) 457-5504 or (203) 369-1278.  The replay will also be available at www.brunswick.com.

Forward-Looking Statements
Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of: (i) the amount of disposable income available to consumers for discretionary purchases, and (ii) the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment and products; the ability to successfully complete restructuring efforts in the timeframe and cost anticipated; the ability to amend or maintain credit facilities on terms favorable to the company; the ability of the company's operations to generate expected financial results and levels of cash flow; the ability to transition and ramp up certain manufacturing operations within the time and budgets allowed; the success of marketing and cost management programs; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the financial strength of dealers, distributors and independent boat builders and their ability to obtain financing for the purchase of company product; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the success of global sourcing and supply chain initiatives; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the ability to maintain market share, particularly in high-margin products; the success of new product introductions; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to successfully develop and distribute products differentiated for the global marketplace; shifts in currency exchange rates; adverse foreign economic conditions; the ability to repay or refinance existing indebtedness when it becomes due; the ability to obtain components and raw materials from suppliers; increased competition from Asian competitors; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; and the effect of weather conditions on demand for marine products and retail bowling center revenues. Additional factors are included in the company's Annual Report on Form 10-K for 2007 and Quarterly Report on Form 10-Q for the quarter ended March 29, 2008.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Lowe, Lund, Maxum, Meridian, Ornvik, Princecraft, Quicksilver, Rayglass, Savage, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.  For more information, visit http://www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Three Months Ended
	June 28,	June 30,	%
	2008	2007	Change

Net sales	$1,485.4	$1,522.9	-2%
Cost of sales	1,182.0	1,190.3	-1%
Selling, general and administrative expense	205.5	209.5	-2%
Research and development expense	32.0	35.7	-10%
Restructuring, exit and impairment charges	83.1	1.1	NM
Operating earnings (loss)	(17.2)	86.3	NM
Equity earnings	6.3	7.1	-11%
Investment sale gain	1.2	-	NM
Other income (expense), net	0.8	0.2	NM
Earnings (loss) before interest and income taxes	(8.9)	93.6	NM
Interest expense	(11.4)	(13.3)	14%
Interest income	1.5	1.9	-21%
Earnings (loss) before income taxes	(18.8)	82.2	NM
Income tax (benefit) provision	(12.8)	25.3
Net earnings (loss) from continuing operations	(6.0)	56.9	NM

Discontinued operations:
Earnings from discontinued operations, net of tax	-	0.6	NM
Loss on disposal of discontinued operations, net of tax	-	(0.2)	NM
Net earnings from discontinued operations	-	0.4	NM

Net earnings (loss)	$(6.0)	$57.3	NM

Earnings per common share:
Basic
Net earnings (loss) from continuing operations	$(0.07)	$0.63	NM
Earnings from discontinued operations, net of tax	-	-	NM
Loss on disposal of discontinued operations, net of tax	-	-	NM

Net earnings (loss)	$(0.07)	$0.63	NM

Diluted
Net earnings (loss) from continuing operations	$(0.07)	$0.63	NM
Earnings from discontinued operations, net of tax	-	-	NM
Loss on disposal of discontinued operations, net of tax	-	-	NM

Net earnings (loss)	$(0.07)	$0.63	NM

Weighted average number of shares used for computation of:
Basic earnings per share	88.3	90.5	-2%
Diluted earnings per share	88.3	91.0	-3%

Effective tax rate	68.2%	30.8%

Supplemental Information
Diluted net earnings (loss) from continuing operations	$(0.07)	$0.63	NM
Restructuring, exit and impairment charges, net of tax	0.59	0.01	NM
Investment sale gain, net of tax	(0.01)	-	NM
Special tax items	(0.03)	-	NM

Diluted net earnings from continuing operations, as adjusted	$0.48	$0.64	-25%

Brunswick Corporation
Comparative Consolidated Statements of Income
(in millions, except per share data)
(unaudited)
	Six Months Ended
	June 28,	June 30,	%
	2008	2007	Change

Net sales	$2,832.2	$2,909.0	-3%
Cost of sales	2,259.2	2,275.5	-1%
Selling, general and administrative expense	408.7	416.3	-2%
Research and development expense	65.9	69.2	-5%
Restructuring, exit and impairment charges	105.3	8.7	NM
Operating earnings (loss)	(6.9)	139.3	NM
Equity earnings	11.1	13.4	-17%
Investment sale gain	20.9	-	NM
Other income (expense), net	1.9	(0.2)	NM
Earnings before interest and income taxes	27.0	152.5	-82%
Interest expense	(22.9)	(26.9)	15%
Interest income	2.9	3.7	-22%
Earnings before income taxes	7.0	129.3	-95%
Income tax (benefit) provision	(0.3)	38.1
Net earnings from continuing operations	7.3	91.2	-92%

Discontinued operations:
Earnings from discontinued operations, net of tax	-	4.0	NM
Gain on disposal of discontinued operations, net of tax	-	7.7	NM
Net earnings from discontinued operations	-	11.7	NM

Net earnings	$7.3	$102.9	-93%

Earnings per common share:
Basic
Net earnings from continuing operations	$0.08	$1.00	-92%
Earnings from discontinued operations, net of tax	-	0.04	NM
Gain on disposal of discontinued operations, net of tax	-	0.09	NM

Net earnings	$0.08	$1.13	-93%

Diluted
Net earnings from continuing operations	$0.08	$1.00	-92%
Earnings from discontinued operations, net of tax	-	0.04	NM
Gain on disposal of discontinued operations, net of tax	-	0.09	NM

Net earnings	$0.08	$1.13	-93%

Weighted average number of shares used for computation of:
Basic earnings per share	88.3	91.0	-3%
Diluted earnings per share	88.4	91.5	-3%

Effective tax rate	-5.0%	29.5%

Supplemental Information
Diluted net earnings from continuing operations	$0.08	$1.00	-92%
Restructuring, exit and impairment charges, net of tax	0.74	0.06	NM
Investment sale gain, net of tax	(0.11)	-	NM
Special tax items	(0.02)	(0.02)	0%

Diluted net earnings from continuing operations, as adjusted	$0.69	$1.04	-34%

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information

	Three Months Ended
	Net Sales			Operating Earnings (1)			Operating Margin
	June 28,	June 30,	%	June 28,	June 30,	%	June 28,	June 30,
	2008	2007	Change	2008	2007	Change	2008	2007

Boat	$687.9	$732.8	-6%	$(37.7)	$19.3	NM	-5.5%	2.6%
Marine Engine	643.5	669.6	-4%	54.4	80.3	-32%	8.5%	12.0%
Marine eliminations	(113.1)	(126.7)		-	-

Total Marine	1,218.3	1,275.7	-4%	16.7	99.6	-83%	1.4%	7.8%

Fitness	156.9	144.0	9%	8.2	7.4	11%	5.2%	5.1%
Bowling & Billiards	110.4	103.2	7%	(19.8)	(2.7)	NM	-17.9%	-2.6%
Eliminations	(0.2)	-		-	-
Corp/Other	-	-		(22.3)	(18.0)	-24%

Total	$1,485.4	$1,522.9	-2%	$(17.2)	$86.3	NM	-1.2%	5.7%

	Six Months Ended
	Net Sales			Operating Earnings (2)			Operating Margin
	June 28,	June 30,	%	June 28,	June 30,	%	June 28,	June 30,
	2008	2007	Change	2008	2007	Change	2008	2007

Boat	$1,325.7	$1,431.8	-7%	$(52.4)	$38.8	NM	-4.0%	2.7%
Marine Engine	1,209.5	1,242.2	-3%	85.3	115.0	-26%	7.1%	9.3%
Marine eliminations	(232.9)	(262.9)		-	-

Total Marine	2,302.3	2,411.1	-5%	32.9	153.8	-79%	1.4%	6.4%

Fitness	306.1	289.0	6%	16.3	15.5	5%	5.3%	5.4%
Bowling & Billiards	224.0	209.0	7%	(18.9)	5.6	NM	-8.4%	2.7%
Eliminations	(0.2)	(0.1)		-	-
Corp/Other	-	-		(37.2)	(35.6)	-4%

Total	$2,832.2	$2,909.0	-3%	$(6.9)	$139.3	NM	-0.2%	4.8%

(1)
Operating earnings in the second quarter of 2008 include $83.1 million of pretax restructuring, exit and impairment charges, consisting of $38.2 million in the Boat segment, $17.0 million in the Marine Engine segment, $19.8 million in the Bowling & Billiards segment, $1.3 million in the Fitness segment and $6.8 million in Corp/Other. Operating earnings in the second quarter of 2007 include $1.1 million of pretax restructuring, exit and impairment charges, consisting of $1.0 million in the Boat segment and $0.1 million in Corp/Other.

(2)
Operating earnings in the first six months of 2008 include $105.3 million of pretax restructuring, exit and impairment charges, consisting of $52.0 million in the Boat segment, $18.5 million in the Marine Engine segment, $25.4 million in the Bowling & Billiards segment, $1.3 million in the Fitness segment and $8.1 million in Corp/Other. Operating earnings in the first six months of 2007 include $8.7 million of pretax restructuring, exit and impairment charges, consisting of $5.8 million in the Boat segment, $2.8 million in the Marine Engine segment and $0.1 million in Corp/Other.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	June 28,	December 31,	June 30,
	2008	2007	2007
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$392.8	$331.4	$278.8
Accounts and notes receivables, net	604.8	572.4	575.4
Inventories
Finished goods	471.0	446.7	462.2
Work-in-process	311.6	323.4	328.9
Raw materials	139.7	136.6	141.5
Net inventories	922.3	906.7	932.6
Deferred income taxes	242.6	249.9	240.7
Prepaid expenses and other	44.8	53.9	63.6
Current assets held for sale	-	-	27.4
Current assets	2,207.3	2,114.3	2,118.5

Net property	1,001.9	1,052.8	1,020.9

Other assets
Goodwill and other intangibles	890.4	924.5	988.8
Investments and other long-term assets	245.5	274.0	331.3
Long-term assets held for sale	-	-	24.6
Other assets	1,135.9	1,198.5	1,344.7

Total assets	$4,345.1	$4,365.6	$4,484.1

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$0.8	$0.8	$0.4
Accounts payable	421.6	437.3	414.6
Accrued expenses	836.8	858.1	850.1
Current liabilities held for sale	-	-	19.4
Current liabilities	1,259.2	1,296.2	1,284.5

Long-term debt	726.9	727.4	724.8
Other long-term liabilities	433.8	449.1	544.1
Long-term liabilities held for sale	-	-	10.7
Common shareholders' equity	1,925.2	1,892.9	1,920.0

Total liabilities and shareholders' equity	$4,345.1	$4,365.6	$4,484.1

Supplemental Information
Debt-to-capitalization rate	27.4%	27.8%	27.4%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Six Months Ended
		Revised
	June 28,	June 30,
	2008	2007 (1)
Cash flows from operating activities
Net earnings	$7.3	$102.9
Net earnings from discontinued operations	-	11.7
Net earnings from continuing operations	7.3	91.2
Depreciation and amortization	90.5	84.8
Changes in non-cash current assets and current liabilities	(91.5)	(97.3)
Impairment charges	52.8	-
Income taxes and other, net	3.5	55.8
Net cash provided by operating activities of continuing operations	62.6	134.5
Net cash used for operating activities of discontinued operations	-	(26.8)
Net cash provided by operating activities	62.6	107.7

Cash flows from investing activities
Capital expenditures	(58.0)	(82.5)
Acquisitions of businesses, net of cash acquired	-	(1.6)
Investments	13.0	4.5
Proceeds from investment sale	40.4	-
Proceeds from sale of property, plant and equipment	3.4	1.6
Other, net	0.2	12.4
Net cash used for investing activities of continuing operations	(1.0)	(65.6)
Net cash provided by investing activities of discontinued operations	-	30.2
Net cash used for investing activities	(1.0)	(35.4)

Cash flows from financing activities
Net issuances of commercial paper and other short-term debt	0.3	-
Payments of long-term debt including current maturities	(0.5)	(0.5)
Stock repurchases	-	(87.2)
Stock options exercised	-	10.8
Net cash used for financing activities of continuing operations	(0.2)	(76.9)
Net cash used for financing activities of discontinued operations	-	-
Net cash used for financing activities	(0.2)	(76.9)

Net increase (decrease) in cash and cash equivalents	61.4	(4.6)
Cash and cash equivalents at beginning of period	331.4	283.4

Cash and cash equivalents at end of period	$392.8	$278.8

Free Cash Flow from Continuing Operations
Net cash provided by operating activities of continuing operations	$62.6	$134.5

Net cash provided by (used for):
Capital expenditures	(58.0)	(82.5)
Proceeds from sale of property, plant and equipment	3.4	1.6
Proceeds from investment sale	40.4	-
Other, net	0.2	12.4

Total free cash flow from continuing operations	$48.6	$66.0

(1)
For the year ended December 31, 2007, the Company expanded its presentation of the consolidated statements of cash flows to include net earnings and net earnings from discontinued operations. Accordingly, the company revised the quarterly 2007 consolidated statement of cash flows. Net cash flows from operating, investing and financing activities have not changed.